Exhibit 10.1

THE BANK OF NEW YORK MELLON CORPORATION

The Bank of New York Mellon Corporation Long-Term Incentive Plan

FORM OF RESTRICTED STOCK UNIT AGREEMENT

The Bank of New York Mellon Corporation (the “Corporation”) and                                          , a key employee (the “Grantee”) of the Corporation, in consideration of the covenants and agreements herein contained and intending to be legally bound hereby, agree as follows:

SECTION 1: Restricted Stock Unit Award

1.1 Award. Subject to the terms and conditions set forth in this Restricted Stock Unit Agreement (this “Agreement”) and to the terms of The Bank of New York Mellon Corporation Long-Term Incentive Plan (the “Plan”), the Corporation hereby awards to the Grantee                  restricted stock units (“RSUs”), each representing a share of the Corporation’s common stock, par value $.01, (the “Common Stock”) on                      (the “Grant Date”), subject to adjustment as provided in Article IX of the Plan. Each of the RSUs is denominated as a single share of Common Stock with a value equal to one share of Common Stock. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

1.2 Acceptance. The Grantee accepts the award confirmed hereby, and agrees to be bound by the terms and provisions of this Agreement and the Plan, as this Agreement and the Plan may be amended from time to time; provided, however, that no alteration, amendment, revocation or termination of this Agreement or the Plan shall, without the written consent of the Grantee, adversely affect the rights of the Grantee with respect to the award.

1.3 Dividend Equivalent Rights; No Voting. During the period prior to vesting, the Grantee will have the right to receive dividend equivalents with respect to the RSUs, payable in cash on the first regularly scheduled applicable payroll date in each of February, May, August and November of each calendar year, corresponding to the amount of any dividend paid by the Corporation for the immediately preceding dividend payment date. In the event that the Grantee receives any additional RSUs as an adjustment with respect to the award, such additional RSUs will be subject to the same restrictions as if granted under this Agreement as of the Grant Date and paid pursuant to Section 4 of this Agreement. During the period prior to vesting, the Grantee shall not be entitled to vote any shares represented by the RSUs. “Corporation,” when used herein with reference to employment of the Grantee, shall include any Affiliate of the Corporation.

SECTION 2: Restrictions on Transfer

2.1 Nontransferable. No RSUs awarded hereunder or any interest therein may be sold, transferred, assigned, pledged or otherwise disposed of (any such action being hereinafter referred to as a “Disposition”) by the Grantee until such time as this restriction lapses with respect to such RSUs pursuant to Section 3 hereof, and any attempt to make such a Disposition shall be null and void and result in the immediate forfeiture and return to the Corporation without consideration of any RSUs as to which restrictions on Disposition shall at such time be in effect.

SECTION 3: Vesting, [Performance Requirements,] Forfeiture,

Termination of Employment and Disability

3.1 Vesting Period, [Required Tier 1 Common Capital Ratio and Return on Tier 1 Common Equity] and Forfeiture.

(a) Vesting. Subject to Sections 3.1(b), 3.2, 3.3 and 5.6 hereof, if the Grantee remains continuously employed by the Corporation through the close of business on                     , the RSUs shall vest and the restrictions on Disposition of the RSUs set forth in Section 2.1 hereof shall lapse in full on such date.

[(b) Required Tier 1 Common Capital Ratio and Return on Tier 1 Common Equity. As promptly as practicable following the end of calendar year         , the Human Resources and Compensation Committee of the Corporation’s Board of Directors (the “Committee”) shall determine in accordance with the terms of this Agreement whether the Corporation’s Tier 1 Common Capital Ratio (as hereinafter described) at                          was greater than or equal to     % and the Corporation’s Return on Tier 1 Common Equity (as hereinafter described) at                          was greater than or equal to     % (collectively, the “Performance Requirement”). If the Committee determines that the Performance Requirement has not been satisfied, all RSUs subject to restriction on disposition shall be forfeited and returned to the Corporation without further action being required of the Corporation. For the purposes of this Agreement, (i) “Tier 1 Common Capital Ratio” shall be as defined by Basel 1 and (ii) “Return on Tier 1 Common Equity” shall be the amount of GAAP earnings for calendar year          divided by Tier 1 Common Equity as defined by Basel 1 as of         . Notwithstanding the provisions of Sections 3.2 or 3.3 below, under no circumstances will the restrictions on Disposition set forth in Section 2.1 hereof lapse unless and until the Committee determines that the Performance Requirement has been satisfied.]

(c) Forfeiture Upon Termination of Employment. Subject to Sections 3.2 and 3.3 of this Agreement, upon the effective date of a termination of the Grantee’s employment with the Corporation occurring prior to the lapse of restrictions on Disposition pursuant to this Section 3.1, all RSUs then subject to restrictions on Disposition shall immediately be forfeited and returned to the Corporation without consideration or further action being required of the Corporation except in situations where vesting would have occurred but for (i) a delay pursuant to Section 3.4 below; or (ii) the fact that a determination has not yet been made as to whether the Performance Requirement has been satisfied, in which cases the restrictions on Disposition shall lapse in accordance with the terms of this Agreement provided that the Committee determines that the Performance Requirement has been satisfied. The effective date of the Grantee’s termination shall be the date upon which the Grantee ceases to perform services as an employee of the Corporation, without regard to accrued vacation, severance or other benefits or the characterization thereof on the payroll records of the Corporation.

(d) Forfeiture Upon Termination of Employment for Cause. Upon the effective date of a termination of the Grantee’s employment with the Corporation for cause, occurring prior to the lapse of restrictions on Disposition pursuant to this Section 3.1 or pursuant to Sections 3.2 or 3.3 hereof, all RSUs then subject to restrictions on Disposition shall immediately be forfeited and returned to the Corporation without consideration or further action being required of the Corporation, and without regard to any delay pursuant to Section 3.4 below or the fact that a determination has not yet been made as to whether the Performance Requirement has been satisfied.

3.2 Specified Terminations of Employment.

(a) Death, Sale of Business. The restrictions on Disposition of the RSUs set forth in Section 2.1 hereof shall lapse immediately and such RSUs shall vest upon termination of the Grantee’s employment with the Corporation if such termination is by reason of (i) the Grantee’s death, or (ii) the Grantee’s termination by the Corporation due to a sale of a business unit or subsidiary of the Corporation by which the Grantee is employed and the Grantee is not otherwise entitled to transition/separation pay from the Corporation.

(b) Age & Service Rule, Termination Providing Transition/Separation Pay. If the Grantee’s employment terminates by reason of (i) a termination on or after the Grantee’s attainment of age 55 but prior to age 60 with ten years of credited employment with the Corporation, (ii) a termination on or after the Grantee’s attainment of age 60, or (iii) a termination providing transition/separation pay from the Corporation, the restriction on Disposition of the RSUs set forth in Section 2.1 shall lapse and the RSUs shall vest on the date provided in Section 3.1(a), contingent upon the Grantee’s compliance with the covenants provided in Section 3.5 hereof. If Grantee fails to comply with such covenants, the RSUs shall immediately be forfeited.

(c) Other Age & Service Rule. If the Grantee’s employment with the Corporation terminates on or after the Grantee’s attainment of age 55 but prior to age 60 and the Grantee has less than ten years of credited employment with the Corporation, the restrictions on Disposition of the RSUs set forth in Section 2.1 shall lapse and the RSUs shall vest on the date provided in Section 3.1(a), contingent upon the Grantee’s compliance with the covenants provided in Section 3.5 hereof, upon a number of RSUs equal to (i) the number of whole and fractional months from the Grant Date through the date upon which the Grantee’s employment is terminated, divided by (ii) 36, with the result multiplied by (iii) the number of RSUs awarded hereunder. In such case, any fractional RSUs shall be rounded up and all then remaining RSUs awarded hereunder shall be forfeited immediately upon the Grantee’s termination of employment. If Grantee fails to comply with such covenants, the RSUs shall immediately be forfeited.

(d) Change in Control. If the Grantee’s employment is terminated by the Corporation “without cause,” as defined in Section 3.5(e) of the Plan, within two years after a Change in Control, as defined in Section 3.2(e) of this Agreement, occurring after the Grant Date, the restrictions on Disposition of the RSUs set forth in Section 2.1 hereof shall lapse and the RSUs shall vest immediately upon termination of the Grantee’s employment with the Corporation. The definition of Change in Control as provided in the Plan is expressly inapplicable to this Agreement.

(e) Change in Control Definition. For purposes of this Agreement, “Change in Control” means the occurrence of any one of the following events:

(i) During any period of not more than two (2) years, the Incumbent Directors no longer represent a majority of the Board. “Incumbent Directors” are (A) the members of the Board as of July 1, 2007 and (B) any individual who becomes a director subsequent to the date hereof whose appointment or nomination was approved by at least a majority of the Incumbent Directors then on the Board (either by specific vote or by approval, without prior written notice to the Board objecting to the nomination, of a proxy statement in which the member was named as nominee). However, the Incumbent Directors will not include anyone who becomes a member of the Board after the date hereof as a result of an actual or threatened election contest or proxy or consent solicitation on behalf of anyone other than the Board, including as a result of any appointment, nomination or other agreement intended to avoid or settle a contest or solicitation;

(ii) There is a beneficial owner of securities entitled to 30% or more of the total voting power of the Corporation’s then-outstanding securities in respect of the election of the Board (the “Voting Securities”), other than (A) the Corporation, any Subsidiary of it or any employee benefit plan or related trust sponsored or maintained by the Corporation or any Subsidiary of it; (B) any underwriter temporarily holding securities pursuant to an offering of them; (C) anyone who becomes a beneficial owner of that percentage of Voting Securities as a result of an Excluded Transaction (as defined below); or (D) anyone who becomes a beneficial owner of that percentage of Voting Securities as a result of a transaction in which Voting Securities are acquired from the Corporation, if the transaction is approved by a majority of the Incumbent Directors in a resolution that expressly states that the transaction is not a Change in Control under Section 2(e) of the Corporation’s Executive Severance Plan;

(iii) Consummation of a merger, consolidation, statutory share exchange or similar transaction (including an exchange offer combined with a merger or consolidation) involving the Corporation (a “Reorganization”) or a sale, lease or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of the Corporation’s consolidated assets (a “Sale”) other than an Excluded Transaction. A Reorganization or Sale is an “Excluded Transaction” if immediately following it: (A) 50% or more of the total voting power of the Surviving Corporation’s then-outstanding securities in respect of the election of directors (or similar officials in the case of a non-corporation) is represented by Voting Securities outstanding immediately before the Reorganization or Sale or by securities into which such Voting Securities were converted in the Reorganization or Sale; (B) there is no beneficial owner of securities entitled to 30% or more of the total voting power of the then-outstanding securities of the Surviving Corporation in respect of the election of directors (or similar officials in the case of a non-corporation); and (C) a majority of the board of directors of the Surviving Corporation (or similar officials in the case of a non-corporation) were Incumbent Directors at the time the Board approved the execution of the initial agreement providing for the Reorganization or Sale. The “Surviving Corporation” means in a Reorganization, the entity resulting from the Reorganization or in a Sale, the entity that has acquired all or substantially all of the assets of the Corporation, except that, if there is a beneficial owner of securities entitled to 95% of the total voting power (in respect of the election of directors or similar officials in the case of a non-corporation) of the then-outstanding securities of the entity that would otherwise be the Surviving Corporation, then that beneficial owner will be the Surviving Corporation; or

(iv) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation.

For purposes of the foregoing definition, “Subsidiary” means any corporation or other entity in which the Corporation has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors (or members of any similar governing body) or in which the Corporation has the right to receive 50% or more of the distribution of profits or 50% of the assets or liquidation or dissolution.

3.3 Disability. The restrictions on Disposition of the RSUs set forth in Section 2.1 hereof shall lapse and the RSUs shall vest on the first day for which the Grantee receives long-term disability benefits under the Corporation’s long-term disability plan.

3.4 Delayed Vesting. Notwithstanding the foregoing provisions of this Section 3, any vesting under this Agreement which would otherwise occur within one year from the Grant Date will be delayed until the one year anniversary of the Grant Date except in the case of vesting due to death, disability or as may be required by prior written contractual obligation.

3.5 Covenants. Grantee agrees to provide the Corporation with 90 days’ advance written notice of any voluntary termination of Grantee’s employment with the Corporation. In the case of those terminations for which vesting is contingent upon compliance with this section, Grantee agrees that for the period commencing on the effective date of Grantee’s termination of employment until the one-year anniversary thereof (or, if earlier, until the date provided in Section 3.1(a)), Grantee will not directly or indirectly (a) solicit or attempt to solicit or induce, directly or indirectly, (i) any current or prospective client of the Corporation or an Affiliate known to Grantee, to initiate or continue a client relationship with Grantee other than with the Corporation or Affiliate or to terminate or reduce its client relationship with the Corporation or Affiliate, or (ii) any employee of the Corporation or an Affiliate, to terminate such employee’s employment relationship with the Corporation or Affiliate in order to enter into a similar relationship with Grantee, or any other person or any entity, or (b) compete against the Corporation or an Affiliate in any capacity, whether as principal, agent, independent contractor, employee or otherwise, with any financial services industry company located within 1,000 miles of Grantee’s primary location of employment with the Corporation; provided, however, that the ownership of up to 5% of any class of the outstanding securities of any company the securities of which are listed on a national securities exchange (a “Public Company”) (including, for purposes of calculating such percentage, the voting securities owned by persons acting in concert with such person or otherwise constituting a “group” for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934) shall not be deemed a violation hereof provided that Grantee does not have an active role in the management of such Public Company. Grantee agrees to advise any person or entity that seeks to employ Grantee of the terms of these covenants.

SECTION 4: Settlement

4.1 Time of Settlement. Vested RSUs shall be settled on the vesting date provided herein and in all events no later than two and one-half months following the end of the calendar year in which vesting occurs; provided, however, if Grantee is a “specified employee” under Section 409A of the Internal Revenue Code of 1986, as amended, upon separation from service and such settlement is conditioned upon a separation from service and not compensation Grantee could receive without separating from service, then settlement shall not be made until the first day following the six-month anniversary of the Grantee’s separation from service (or upon earlier death).

4.2 Form of Settlement. The RSUs shall be settled in the form of Common Stock delivered in book-entry form.

4.3 Negative Discretion. At any time on or prior to the settlement of the award, the Committee may, through the use of negative discretion, reduce or eliminate any and all amounts that would otherwise be payable as provided herein.

SECTION 5: Miscellaneous

5.1 No Right to Employment. Neither the award of RSUs nor anything else contained in this Agreement or the Plan shall be deemed to limit or restrict the right of the Corporation to terminate the Grantee’s employment at any time, for any reason, with or without cause.

5.2 Compliance with Laws. Notwithstanding any other provision of this Agreement, the Grantee hereby agrees to take any action, and consents to the taking of any action by the Corporation, with respect to the RSUs awarded hereunder necessary to achieve compliance with applicable laws or regulations in effect from time to time. Any determination in this connection by the Committee shall be final, binding and conclusive. The Corporation shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as the same shall be in effect from time to time) or to take any other affirmative action in order to cause the delivery of shares in book-entry form or otherwise therefore to comply with any law or regulation in effect from time to time. For the avoidance of doubt, the Grantee understands and agrees that if any payment or other obligation under or arising from this Agreement, including without limitation dividend equivalent rights, or the Plan is in conflict with or is restricted by any U.S. federal, state or local or other applicable law (including without limitation, any regulations and interpretations thereunder), then the Corporation may reduce, revoke, cancel, clawback or impose different terms and conditions to the extent it deems necessary or appropriate, in its sole discretion, to effect such compliance. If the Corporation determines that it is necessary or appropriate for any payments under this Agreement to be delayed in order to avoid additional tax, interest and or penalties under Section 409A of the Internal Revenue Code (the “Code”), then the payments would not be made before the date which is the first day following the six (6) month anniversary of the date of the Grantee’s termination of employment (or upon earlier death). For purposes of compliance with Section 409A of the Code, (i) the definitions and requirements for Disability and Change in Control contained herein shall be interpreted in a manner compliant with the comparable definitions of Section 409A of the Code and (ii) if and to the extent that any specified payment date included within Section 3.2 or 3.3 hereof may not be applied in conformance with Section 409A of the Code then, subject to the foregoing sentence, payments will be made as provided in Section 4.1 and 3.1(a).

5.3 Plan Governs. This is the Award Agreement referred to in Section 2.3(b) of the Plan. To the extent that any written and effective offer letter or employment agreement with the Grantee contains terms with respect to vesting of RSUs that are more favorable than those contained herein, such terms shall apply as if part of this Agreement, provided that the Grantee has complied with the terms of such offer letter and/or employment agreement. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. A copy of the Plan may be obtained from the Executive Compensation Division of the Corporation’s Human Resources Department. No amount of income received by the Grantee pursuant to the RSUs shall be considered compensation for purposes of any pension or retirement plan, insurance plan or any other employee benefit plan of the Corporation.

5.4 Liability for Breach. The Grantee hereby indemnifies the Corporation and holds it harmless from and against any and all damages or liabilities incurred by the Corporation (including liabilities for attorneys’ fees and disbursements) arising out of any breach by the Grantee of this Agreement, including, without limitation, any attempted Disposition in violation of Section 2.1 hereof.

5.5 Tax Withholding. The Grantee shall be advised by the Corporation as to the amount of any federal, state, local or foreign income or employment taxes required to be withheld on the compensation income resulting from the award of, or lapse of restrictions on, the RSUs. The Grantee shall pay any taxes required to be withheld directly to the Corporation in cash upon request; provided, however, that where the restrictions on Disposition set forth in Section 2.1 hereof have lapsed the Grantee may satisfy such obligation in whole or in part by requesting the Corporation in writing to withhold from the Common Stock otherwise deliverable to the Grantee or by delivering to the Corporation shares of its Common Stock having a Fair Market Value, on the date the restrictions lapse equal to the amount of the aggregate minimum statutory withholding tax obligation to be so satisfied, in accordance with such rules as the Committee may prescribe. If the Grantee does not make such request, the Corporation will automatically net unless it has previously requested payment in cash. The Corporation’s obligation to issue or credit shares to the Grantee is contingent upon the Grantee’s satisfaction of an amount sufficient to satisfy any federal, state, local or other withholding tax requirements, notwithstanding the lapse of the restrictions thereon.

5.6 Forfeiture and Repayment. If, directly or indirectly:

(a) during the course of the Grantee’s employment with the Corporation, the Grantee engages in conduct or it is discovered that the Grantee engaged in conduct that is materially adverse to the interests of the Corporation, including failures to comply with the Corporation’s rules or regulations, fraud, or conduct contributing to any financial restatements or irregularities;

(b) during the course of the Grantee’s employment with the Corporation and, unless the Grantee has post-termination obligations or duties owed to the Corporation or its Affiliates pursuant to an individual agreement set forth in subsection (d) below, for one year thereafter, the Grantee engages in solicitation and/or diversion of customers or employees;

(c) during the course of the Grantee’s employment with the Corporation, the Grantee engages in competition with the Corporation or its Affiliates;

(d) following termination of the Grantee’s employment with the Corporation for any reason, with or without cause, the Grantee violates any post-termination obligations or duties owed to the Corporation or its Affiliates or any agreement with the Corporation or its Affiliates, including without limitation, any employment agreement, confidentiality agreement or other agreement restricting post-employment conduct; or

(e) any compensation otherwise payable or paid to Grantee is required to be forfeited and/or repaid to the Corporation pursuant to applicable regulatory requirements;

the Corporation may cancel all or any portion of this award with respect to the RSUs subject to restrictions on Disposition and/or require repayment of any shares (or the value thereof) or amounts which were acquired from the award. The Corporation shall have sole discretion to determine what constitutes such conduct and/or the application of regulatory requirements.

5.7 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, other than any choice of law provisions calling for the application of laws of another jurisdiction.

5.8 Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

THE BANK OF NEW YORK MELLON CORPORATION

By:
[Name/Title]

GRANTEE

By:
[Name]